EXHIBIT 99.1


                            OREGON STEEL MILLS, INC.
                                Portland, Oregon

FOR IMMEDIATE RELEASE                                           April 26, 2005
--------------------------------------------------------------------------------


Contact:     Ray Adams
             Chief Financial Officer
             (503) 240-5223

                       OREGON STEEL MILLS, INC. ANNOUNCES
                              FIRST QUARTER RESULTS

HIGHLIGHTS:

[BULLET] SALES WERE $296 MILLION, UP 17 PERCENT FROM THE FIRST QUARTER OF 2004
         ON 345,700 TONS OF SHIPMENTS
[BULLET] OPERATING INCOME WAS $54.6 MILLION, COMPARED TO $22.1 MILLION FROM
         CONTINUING OPERATIONS IN THE FIRST QUARTER OF 2004
[BULLET] OPERATING INCOME PER TON AND OPERATING MARGIN WERE QUARTERLY RECORDS
         AT $158 PER TON AND 18.4 PERCENT, RESPECTIVELY
[BULLET] EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION AND AMORTIZATION WAS
         $62.7 MILLION, COMPARED TO $33 MILLION FROM CONTINUING OPERATIONS IN THE FIRST QUARTER OF 2004
[BULLET] NET INCOME WAS $28.4 MILLION ($.79 PER DILUTED SHARE)

Portland, Oregon, April 26, 2005/Business Wire/--Oregon Steel Mills, Inc. (NYSE:
OS) today reported first quarter net income of $28.4 million ($.79 per diluted share on 35.7 million shares) compared to a net income of $7.5 million ($.28 per diluted share on 26.7 million shares) for the first quarter of 2004. During the first quarter of 2004, the Company recorded a pretax charge of $7 million ($.26 per diluted share) ("Settlement Charge") as part of the settlement of the labor dispute ("Settlement") at the Company's majority-owned subsidiary, Rocky Mountain Steel Mills ("RMSM"). The Company finalized the settlement of the labor dispute during the third quarter of 2004. Also during the first quarter of 2004 the effective income tax rate of the Company was less than 1 percent compared to an effective income rate of approximately 36 percent in the first quarter of 2005. Net income in the first quarter of 2004 exclusive of the Settlement Charge was $14.5 million ($.54 per diluted share on 26.7 million shares).

Sales for the first quarter of 2005 were $296 million. This compares to 2004 first quarter sales of $252.4 million. Average sales price per ton in the first quarter of 2005 was $856 (a quarterly record for the Company) compared to $530 in the first quarter of 2004. Overall shipments for the first quarter of 2005 were 345,700 tons compared to 2004 first quarter shipments of 476,500 tons. The decrease in shipments are primarily due to decreased shipments of plate, welded pipe and rod and bar products partially offset by higher shipments of structural tubing and rail products (see comment below). The increases in sales and average sales price were primarily due to higher average selling prices across all product lines, partially offset by the decreased shipments noted above.

During the first quarter of 2005, the Company's Portland mill shipped approximately 62,000 tons of plate to the Company's Camrose pipe mill for conversion into large-diameter line pipe. While the majority of this plate was converted into line pipe during the first quarter, because of sales and delivery terms, the Camrose pipe mill recognized sales on approximately 14,000 tons of large-diameter pipe during the quarter. The Company expects this shipment trend to reverse in the second quarter of 2005 when large-diameter line pipe shipments from the Camrose pipe mill are expected to exceed plate received from the Portland mill by 40,000 tons. In addition, rod shipments in the first quarter of 2005 were negatively impacted by customer inventory buildup in the fourth quarter of 2004 that is currently being consumed.

Operating income for the first quarter of 2005 was $54.6 million (an average of $158 per ton). This compares to operating income for the first quarter of 2004 of $15.1 million, including the $7 million Settlement Charge noted above for the first quarter of 2004. Operating income before the Settlement Charge was $22.1 million (an average of $46 per ton). Earnings before interest, taxes, depreciation and amortization (EBITDA) for the first quarter of 2005 was $62.7 million. This compares to EBITDA for the first quarter of 2004 of $33.0 million (exclusive of the $7 million Settlement Charge noted above). A reconciliation of EBITDA is provided in the last table of this press release. Increased operating income and EBITDA during the first quarter of 2005 compared to the first quarter of 2004 reflects higher average selling prices, as discussed above, partially offset by decreased volume and higher steel slab costs at the Company's Oregon Steel Division.

EBITDA is a non-generally accepted accounting principles ("GAAP") liquidity measure. The Company believes that EBITDA is useful to investors because it is a basis upon which we assess our financial performance, it provides useful information regarding our ability to service our debt and because it is a commonly used financial analysis tool for measuring and comparing companies in several areas of liquidity, operating performance and leverage. The Company believes EBITDA, excluding the effects of the labor dispute settlement charge is useful to investors because the Company believes the excluded items are nonrecurring. Therefore, the Company believes this financial measure is more useful to investors when comparing the reported results to previous periods.

The Company had an effective income tax rate of approximately 36 percent in the first quarter of 2005. This compares to an effective income tax rate in the first quarter of 2004 of less than 1 percent. The effective income tax rate for the first quarter of 2004 varied from the combined state and federal statutory rate principally because the Company reversed a portion of the valuation allowance ($3.2 million) established in 2003 due to less uncertainty regarding the realization of deferred tax assets. The 2003 valuation allowance was established due to the uncertainties regarding the realization of certain federal and state net operating loss carry-forwards, state tax credits and alternative minimum tax credits. The Company expects to have a more normalized effective income tax rate of approximately 37 percent throughout 2005.

As previously announced the Company, through a subsidiary, purchased on March 30, 2005 the 40 percent partnership interest in Camrose Pipe Company ("Camrose") that was owned by a subsidiary of Stelco, Inc., for $22.5 million (Canadian). Oregon Steel now indirectly owns 100 percent of Camrose. As a result of the purchase, the minority interest related to Camrose of $11.4 million that was carried on the Company's books at December 31, 2004 has been eliminated effective March 30, 2005. The minority partner's share of Camrose's net income during the first quarter of 2005 was $2.2 million ($.06 per diluted share).

LIQUIDITY

At March 31, 2005, the Company had $116.9 million of cash, cash equivalents and short-term investments. Total debt outstanding, net of cash, cash equivalents and short-term investments was $211.8 million at March 31, 2005 compared to $304.9 million at March 31, 2004. During the first quarter of 2005, the Company incurred capital expenditures of $8 million; depreciation and amortization was $9.7 million. For all of 2005, the Company anticipates that capital expenditures and depreciation and amortization will be approximately $92 million and $39 million, respectively.

At March 31, 2005, inventories were $334 million. This compares to $235 million at December 31, 2004. The increase in inventory is primarily due to (1) increased volumes of plate (for conversion into large-diameter line pipe) and large-diameter pipe at the Camrose pipe mill to support existing orders and (2) the buildup of semi-finished inventory at RMSM in anticipation of the installation of a new electric arc furnace that is expected to occur in the third quarter of 2005. The new furnace installation is expected to take approximately 45 days, during which time both furnaces at RMSM will not be operating. The Company anticipates by the end of the year inventories will be approximately $220 million.

2005 OUTLOOK

For 2005, the Company expects to ship approximately 1.65 million tons of products and generate approximately $1.3 billion in sales. In the Oregon Steel Division the product mix is expected to consist of approximately 530,000 tons of plate and coil, 190,000 tons of welded pipe and 70,000 tons of structural tubing. At these shipment levels, the Company expects its Portland rolling mill to run at approximately 80 percent of its rated capacity and its welded pipe mills to run at approximately 60 percent of their rated capacities. The Company's RMSM Division expects to ship approximately 410,000 tons and 440,000 tons of rail and rod and bar products, respectively. At these shipment levels the rail and rod mills would be at approximately 90 percent and 88 percent, respectively, of their rated capacities. Seamless pipe shipments will be dependent on market conditions in the drilling industry. At the present time the seamless mill is not operating.

Second quarter 2005 shipments to customers are expected to be approximately 425,000 tons. In the Oregon Steel Division the product mix is expected to consist of approximately 130,000 tons of plate and coil, 75,000 tons of welded pipe and 20,000 tons of structural tubing. The Company's RMSM Division expects to ship approximately 100,000 tons of rail and 100,000 tons of rod and bar products.

Expected second quarter of 2005 shipments in tons as compared to previous quarters are as follows:

                                       Forecast     Actual       Actual
                                       Q2 2005      Q1 2005      Q2 2004
                                       -------      -------      -------

Plate and coil                         170,000      188,400      199,000
Welded pipe                             75,000       30,300       49,400
Structural tubing                       20,000       14,800       18,500
Less shipment to affiliates            (40,000)     (76,000)     (62,800)
Rail                                   100,000      101,800       93,200
Rod and bar                            100,000       86,400      133,200
Seamless pipe                                                        500
                                      --------     --------     --------
              Total                    425,000      345,700      431,000
                                      ========     ========     ========

With second quarter 2005 product mix shifting to products with a higher average selling price, average selling price is expected to be approximately the same as that realized in the first quarter of 2005 on higher shipments. Accordingly, the Company believes that for the second quarter of 2005 it will have record quarterly sales. Based on performance to date, the Company anticipates that net income for the second quarter of 2005 to be within a range of $.85 to $.95 per diluted share.

FORWARD-LOOKING STATEMENTS

Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties and actual results could differ materially from those projected. Such risks and uncertainties include, but are not limited to, general business and economic conditions; competitive products and pricing, as well as fluctuations in demand; cost and availability of raw materials; potential equipment malfunction; and plant construction and repair delays. For more detailed information, please review the discussion of risks, which may cause results to differ materially, in the Company's most recently filed Form 10-K, Form 10-Q and other SEC reports.

These forward-looking statements should not be relied upon as representing the Company's views as of any subsequent date and the Company undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise, after the date they are made.

ANNUAL MEETING

Our 2005 Annual Meeting will be held on April 28, 2005 at 8:00 a.m. Pacific Time, at the Heathman Hotel, 1001 S.W. Broadway in Portland, Oregon.

CONFERENCE CALL WEBCAST

On April 27, 2005 at 8:00 a.m. PT (11:00 p.m. ET), the Company will hold a conference call to discuss the results of the first quarter. You are invited to listen to a live broadcast of the Company's conference call over the Internet, accessible at www.osm.com on the Investor Relations' page.

Oregon Steel Mills, Inc. is organized into two divisions. The Oregon Steel Division produces steel plate, coil, welded pipe and structural tubing from plants located in Portland, Oregon and Camrose, Alberta, Canada. The Rocky Mountain Steel Mills Division, located in Pueblo, Colorado, produces steel rail, rod, bar, and tubular products.

                OREGON STEEL MILLS, INC. AND SUBSIDIARY COMPANIES
                 CONDENSED CONSOLIDATED INCOME STATEMENTS (FN1)
              (In thousands, except tonnage and per share amounts)
                                   (Unaudited)

                                                        Three Months Ended
                                                            March 31,
                                                        2005            2004
                                                        ----            ----

Sales                                                $ 295,965       $ 252,396
Cost of sales                                          220,096         214,600
Labor dispute settlement charges                          --             7,000
Selling, general and administrative expenses            16,059          13,910
Incentive compensation                                   5,328           2,046

Gain on sales of assets                                    (87)           (263)
                                                     ---------       ---------
     Operating income                                   54,569          15,103
Interest expense                                        (8,642)         (8,569)
Other income, net                                        1,505             637
Minority interest                                       (3,076)            355
                                                     ---------       ---------
Income before income taxes                              44,356           7,526
Income tax expense                                     (16,006)             (2)
                                                     ---------       ---------

    Net income                                       $  28,350       $   7,524
                                                     =========       =========

Basic earnings per share                             $     .80       $     .28
Diluted earnings per share                           $     .79       $     .28
Basic weighted average shares outstanding               35,398          26,489
Diluted weighted average shares outstanding             35,676          26,661
Operating income per ton                             $  157.85       $   31.70
Operating margin                                          18.4%            6.0%

Depreciation and amortization                        $   9,731       $   9,868
EBITDA (see attached table)                          $  62,729       $  25,963
EBITDA as adjusted (see attached table)              $  62,729       $  32,963

Total tonnage sold:
   Oregon Steel Division
      Plate and coil                                   112,400         173,800
      Structural tubing                                 14,800          10,400
      Welded pipe                                       30,300          58,800
                                                     ---------       ---------
                                                       157,500         243,000
                                                     ---------       ---------
   Rocky Mountain Steel Mills Division
       Rail                                            101,800         100,700
       Rod and bar                                      86,400         130,000
       Seamless pipe                                         0           2,800
                                                     ---------       ---------
                                                       188,200         233,500
                                                     ---------       ---------
          Total Company                                345,700         476,500
                                                     =========       =========

Sales:
   Oregon Steel Division                             $ 172,138       $ 145,626
   Rocky Mountain Steel Mills Division                 123,827         106,770
                                                     ---------       ---------
     Total Company                                   $ 295,965       $ 252,396
                                                     =========       =========

Average selling price per ton:
   Oregon Steel Division                             $   1,093       $     599
   Rocky Mountain Steel Mills Division               $     658       $     457
       Total Company                                 $     856       $     530



(FN1) Certain reclassifications have been made in prior year's periods to conform to the current period presentations.
      Such reclassifications do not affect results of operations as previously reported.


                OREGON STEEL MILLS, INC. AND SUBSIDIARY COMPANIES
                    CONDENSED CONSOLIDATED BALANCE SHEETS(FN1)
                                 (In thousands)
                                   (Unaudited)

                                                                  March 31,         December 31,
                                                                    2005                2004
                                                                 ----------        -------------
Current assets:
    Cash and cash equivalents                                    $   65,954        $   77,026
    Short-term investments                                           50,946            60,110
    Trade accounts receivable, net                                  109,442           118,952
    Inventories                                                     333,843           235,010
    Deferred taxes and other current assets                          24,128            14,561
    Assets held for sale                                             28,337            28,448
                                                                 ----------        ----------
                                                                    612,650           534,107
Property, plant and equipment, net                                  450,009           451,674
Goodwill                                                                520               520
Intangibles, net                                                     32,747            33,396
Other assets                                                         15,006            10,004
                                                                 ----------        ----------
          Total assets                                           $1,110,932        $1,029,701
                                                                 ==========        ==========

Current liabilities                                              $  185,207        $  145,046
Long-term debt                                                      321,315           313,699
Deferred taxes                                                       18,686             5,164
Other liabilities                                                   105,457           104,578
                                                                 ----------        ----------
                                                                    630,665           568,487
Minority interest (FN2)                                              12,205            22,706
Stockholders' equity                                                468,062           438,508
                                                                 ----------        ----------
          Total liabilities and stockholders' equity             $1,110,932        $1,029,701
                                                                 ==========        ==========

(FN1) Certain reclassifications have been made in prior year's periods to conform to the current period presentations.
(FN2) Included in minority interest at December 31, 2004 was $11.4 million related to the 40 percent of Camrose Pipe Company that was not owned by the Company. On March 30, 2005 the Company purchased, for cash, the 40 percent interest.


                OREGON STEEL MILLS, INC. AND SUBSIDIARY COMPANIES
                              CALCULATION OF EBITDA
                                 (In thousands)
                                   (Unaudited)

                                                          Three Months Ended
                                                              March 31,
                                                      -------------------------
                                                        2005             2004
                                                        ----             ----

Net income                                            $ 28,350         $  7,524
  Income tax expense                                    16,006                2
                                                      --------         --------
Pre-tax income                                        $ 44,356         $  7,526

Add back:
  Interest expense                                       8,924            8,788
  Interest capitalized                                    (282)            (219)
  Depreciation                                           9,691            9,759
  Amortization                                              40              109
                                                      --------         --------
EBITDA                                                  62,729           25,963

Add back:
  Labor dispute settlement charges                          --            7,000
                                                      --------         --------
EBITDA as adjusted                                    $ 62,729         $ 32,963
                                                      ========         ========